Exhibit 99.1

CV Sciences, Inc. Settles SEC Matter – The Company Names New Chief Executive Officer, President and Board Member

LAS VEGAS, June 01, 2018 (GLOBE NEWSWIRE) -- CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our” or “we”) announced today that it entered into a binding and effective settlement agreement on May 31, 2018 with the Securities and Exchange Commission (“SEC”) to fully and finally resolve all claims and matters related to the SEC’s enforcement action against the Company. Michael J. Mona, Jr. concurrently settled all claims brought against him personally in this SEC matter. As part of the settlement, the Company and Mr. Mona neither admitted nor denied any wrongdoing.

As more fully described in the Company’s SEC reports, on June 15, 2017 the SEC filed an enforcement action against the Company and Mr. Mona alleging irregularities relating to the Company’s financial reporting of its acquisition of certain assets of Phytosphere Systems, LLC in January 2013. In the enforcement action, the SEC sought payment of unspecified monetary damages against the Company and Mr. Mona pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and Section 21(d)(3) of the Securities Exchange Act of 1934, as amended, as well as ancillary claims.

Pursuant to the terms of the settlement, without admitting or denying the allegations made by the SEC, the Company agreed to a consent judgment including the payment of a penalty in the amount of $150,000. Mr. Mona, without admitting or denying any allegations, agreed to an order including (a) a prohibition from serving as an officer or director of a publicly held company for five (5) years, and (b) payment of a penalty in the amount of $50,000.

Effective concurrent with the settlement, Mr. Mona has resigned as the Company’s President and Chief Executive Officer, and has resigned his position on the Company’s Board of Directors. Joseph Dowling has been appointed as the Company’s Chief Executive Officer, and will continue to serve as the Company’s Chief Financial Officer. Mr. Dowling also has been appointed to the Company’s Board of Directors.  Michael J. Mona III has been appointed as the Company’s President.

“We are very pleased to have put this matter behind us,” said Joseph Dowling, the Company’s Chief Executive Officer. “As we have communicated to the market, we vigorously defended and opposed this matter from the outset. At this point, we believe it is in the best interests of CV Sciences and its stockholders to resolve the matter and continue to capitalize on the market acceptance of our market-leading consumer products and to advance our novel drug development program in the treatment of smokeless tobacco use and addiction.”

“The company and the board are eternally grateful for the service of Mike Mona, as our founder, visionary and leader since the company’s inception,” continued Mr. Dowling. “The company has grown substantially and has flourished under Mr. Mona’s leadership. His presence at the company as well as his work with our suppliers and vendors will continue as he transitions to his new role as a company employee.”

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in Las Vegas, Nevada and San Diego, California.  Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

CONTACT INFORMATION:

Robert Haag
Managing Director
IRTH Communications
CVSI@irthcommunications.com
866-976-4784